Exhibit 10.iii

NOTE:     In this document, “X” denotes information omitted pursuant to a request for confidential treatment.  Such omitted material has been filed separately with the Securities and Exchange Commission.

Long-Term Incentive Plan for Senior Executives Pursuant to

Great Lakes Chemical Corporation 2002 Stock Option and Incentive Plan (“Plan”)

Introduction and Applicability

This Long-Term Incentive Plan (“LTIP”) is intended to encourage the Named Officers, who are key employees of Great Lakes Chemical Corporation (the “Company”), to remain with the Company through the Pay-out Date, as defined below, and to motivate them to maximize long-term shareholder value during the Performance Cycle.  As set forth herein, the Named Officers may earn Awards if the conditions of this LTIP are met.  It is the Company’s intention that Awards are to be tax-deductible to the Company under Section 162(m) of the Internal Revenue Code.

The LTIP applies only to the Named Officers, and the Awards are payable to the Named Officer only if there has been Continuous Service by the Named Officer from May 1, 2003 through the Pay-out Date. This LTIP may be made applicable to new or additional officers of the Company only by express action of the Committee or the Board on such terms as either may designate.

Sections 2, 11, 14-23 and 25 of the Plan are incorporated by reference into this LTIP.

Definitions

Unless otherwise indicated, all capitalized terms have the definitions set forth in the Plan.  In addition, the following definitions are applicable to the LTIP:

“After-Tax Interest Income (Expense)” means Interest Income (Expense) – net, as shown on the Consolidated Statements of Operations in the Company’s Annual Report on Form 10-K for the applicable year, multiplied by the quantity (1- Continuing Operations Effective Tax Rate).

“Award” means Performance Shares or a Cash Pay-out achievable by a Named Officer under this LTIP.

“Award Amount” means the value in United States dollars of an Award to a Named Officer.

“Annual Net Income” means Income (Loss) from Continuing Operations, as shown on the Consolidated Statements of Operations in the Company’s Annual Report on Form 10-K for the applicable year adjusted as follows:  plus After-Tax Interest Expense or minus After-Tax Interest Income, as the case may be for the applicable year.

“Cash Pay-out” means the payment of cash in lieu of Performance Shares as permitted by Section 14 of the Plan.

“Committee” means the Compensation and Incentive Committee of the Board, as appointed by the Board under Section 3 of the Plan.

“Continuing Operations Effective Tax Rate” means a percentage calculated by dividing the amount of Income Taxes (Credit) for continuing operations by the amount of Income (Loss) from Continuing Operations before Income Taxes, both as shown on the Consolidated Statements of Operations in the Company’s Annual Report on Form 10-K for the applicable year.

“EPS” means the earnings per share from continuing operations, excluding special charges, accounting changes and one-time items, as publicly announced by the Company, and before reconciliation to GAAP as required by Regulation G and Item 10 of Regulation S-K of the SEC, for the applicable year.

“GAAP” means accounting principles generally accepted in the United States.

“Named Officer[s]” means John B. Blatz, Larry J. Bloom, Angelo C. Brisimitzakis, Mark P. Bulriss, John J. Gallagher III, Richard T. Higgons, Richard J. Kinsley, Jeffrey M. Lipshaw, Zoe F. Schumaker and/or Henri Steinmetz.

“Net Assets,” as to the Company for the applicable year, means the average of the following amounts as shown for the applicable year and the preceding year on the Consolidated Balance Sheets in the Company’s Annual Report on Form 10-K for the applicable year (e.g., for 2005, it would be the average of the amounts for December 31, 2004 and December 31, 2005): total assets from which are subtracted the amounts shown for (1) cash and cash equivalents, (2) all non-interesting-bearing liabilities, (3) minority interest, and (4) the net difference between non-current assets held for sale from discontinued operation and non-current liabilities held for sale from discontinued operations.  “Net Assets,” as to an individual SBU, shall mean an equivalently derived amount for that SBU, as shown by the Company’s books and records.

“Pay-out Date” means ten business days following the Committee’s determination and certification in minutes signed by the Chairman of the Committee that the performance goals established under this LTIP have been attained or otherwise satisfied.  It is expected that such certification shall occur no later than the first regularly scheduled meeting of the Board after the filing with the SEC of the Company’s Annual Report on Form 10-K for the year 2005.

“Performance Cycle” means the period beginning January 1, 2003 and ending December 31, 2005.

“Performance Share Award” means that number of Restricted Shares calculated by dividing the Award Amount by the Market Value of Shares on the Pay-out Date, with any fractional amount to be paid in cash, subject to applicable taxes and withholding.

“ROI” means return on net assets for the applicable year, determined as a ratio with Annual Net Income as the numerator and Net Assets as the denominator.

“SBU” means, as applicable, any of the Company’s FR-BPP, Polymer Stablizers, Specialty Products and/or Performance Chemical Strategic Business Units.

“SEC” means the United States Securities and Exchange Commission.

“Threshold” means the level at which an award begins to be earned.

Award Targets and Calculation

Award Components

For Named Officers other than SBU Leaders, the components of any Award will be as follows: 50% determined by the Company’s performance on EPS, and 50% by the Company’s performance on ROI.

For Named Officers who are SBU Leaders, components of any Award will be as follows:  25% determined by the Company’s performance on EPS, 25% by the Company’s performance on ROI, and 50% by his or her SBU’s performance on ROI.

2005 Targets & Thresholds

ROI
	GLK				SBU				EPS
	Threshold		Target		Threshold		Target		Threshold		Target
M. P. Bulriss	XX	%	XX	%	N/A		N/A		$	X.XX	$	X.XX
L. J. Bloom	XX	%	XX	%	XX	%	XX	%	$	X.XX	$	X.XX
A.C. Brisimitzakis	XX	%	XX	%	XX	%	XX	%	$	X.XX	$	X.XX
H. Steinmetz	XX	%	XX	%	XX	%	XX	%	$	X.XX	$	X.XX
J. B. Blatz	XX	%	XX	%	N/A		N/A		$	X.XX	$	X.XX
J. J. Gallagher	XX	%	XX	%	N/A		N/A		$	X.XX	$	X.XX
R. T. Higgons	XX	%	XX	%	N/A		N/A		$	X.XX	$	X.XX
R. J. Kinsley	XX	%	XX	%	N/A		N/A		$	X.XX	$	X.XX
J. M. Lipshaw	XX	%	XX	%	N/A		N/A		$	X.XX	$	X.XX
Z. F. Schumaker	XX	%	XX	%	N/A		N/A		$	X.XX	$	X.XX

Maximum Performance Share Award and Cash Pay-out Option

The Committee intends there to be a Maximum Award Amount, if paid as a Performance Share Award, of 1.65 times the Named Officer’s base salary and target bonus for 2005 if the Company and SBU, as applicable, fully achieve or exceed the Targets.

The Committee intends to permit Cash Pay-outs in lieu of a Performance Share Award, at the option of the Named Officer (to be indicated in writing by the Named Officer no later than five business days before the Pay-out Date).  In that case, the Maximum Award Amount shall be 1.50 times the Named Officer’s base salary and target bonus for 2005 if the Company and SBU, as applicable, fully achieve or exceed the Targets.

Minimum Pay-out Threshold and Less-than-Maximum Awards

Awards will be paid under this LTIP only to the extent, for each component applicable to a Named Officer, the Company or the SBU, as the case may be, achieves at least the Threshold for 2005 for that component of the Award.  Awards may be paid as to a component for which a Threshold is achieved even if the Thresholds of other components are not achieved.

The Award Amounts at the Threshold shall be as follows for each component (whether paid as a Performance Share Award or a Cash Pay-out):

Component	Minimum Award Amount

ROI	XX% of the Maximum Award Amount

EPS	XX% of the Maximum Award Amount

If the Company or SBU achieves performance in any component in excess of the Threshold but below the Target, the Award Amount in excess of the Minimum Award Amount attributable to that component shall be determined ratably between the Minimum and Maximum Award Amount in the same proportion as the performance of the Company or SBU, as the case may be, falls between the Threshold and the Target with respect to that component.

Example 1: A Named Officer who is an SBU leader had base salary and target bonus for 2005 equal to $XXX.  The Company achieves 2005 ROI of XX% and EPS of $X.XX, and the SBU has an ROI of XX%.  The Named Officer elects to take a Performance Share Award.

The Award would be calculated as follows:

•              Company ROI achievement is at the Target

•              Company EPS exceeds the Threshold but is below the Target:  The amount for this component equals the Minimum Award plus an apportionment above the Minimum Award:

Minimum:

Apportioned:

•              SBU ROI is at the Threshold:

Total Award Amount =

If the stock closed at $XX on the day before the Pay-out Date, he would receive XXX Restricted Shares and $XX in cash, subject to withholding.

Example 2: A corporate Named Officer had base salary and target bonus for 2005 equal to $XXX.  The Company achieves 2005 EPS of $X.XX and ROI of XX%.  The Named Officer elects to take a Cash Pay-out.

The Award would be calculated as follows:

•              Company EPS is below the Target:

•                                          Company ROI exceeds the Threshold but is below the Target:  The amount for this component equals the Minimum Award plus an apportionment above the Minimum Award:

Minimum:  XXX

Apportioned:  XXX

Total Award Amount = XXX

Change in Control, Death and Disability

The Committee intends that (a) there be no pro-ration of an Award on account of Change in Control, death or Disability before the end of the Performance Cycle, (b) Section 17 of the Plan would apply to this LTIP if a Change in Control were to occur after the end of the Performance Cycle, and (c) an Award hereunder would be paid notwithstanding the death or Disability of the Named Officer after the end of the Performance Cycle.

Restricted Share Conditions

Restricted Shares awarded under this LTIP shall be fully vested in the Named Officer as of the Pay-out Date.  The Restricted Shares shall be subject to an Award Agreement to be executed by the Company and the Named Officer providing that the Named Officer shall not be permitted to transfer the Restricted Shares other than to satisfy tax withholding requirements or by will or the laws of descent and distribution until the first anniversary of the Pay-out Date; provided that such restriction shall expire upon a Change in Control occurring after the Pay-out Date.

Discretion and Interpretation

The Committee, in its sole discretion, may reduce any award as calculated hereunder, on account of other goals (e.g., revenue growth) or concerns (e.g., GAAP versus reported earnings) of the Company, as determined from time to time by the Committee, whether or not communicated in advance to any Named Officer.

The Committee, in its sole discretion, may modify this LTIP (except insofar as it would cause awards to be made based on criteria other than those set forth in Section 14 of the Plan) to take account of changes in personnel, the businesses or strategies of the Company, law, regulations (including orders or interpretations of the SEC), accounting rules, principles or policies, or other circumstances deemed to be appropriate by the Committee.

The Committee retains sole authority to interpret and administer this LTIP.  In the case of dispute or disagreement between the Committee and a Named Officer, all determinations by the Committee are binding and final.